UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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US Foods Holding Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 22, 2022, US Foods Holding Corp. (the “Company”) sent a communication to the Company’s employees regarding recent events at the Company. A copy of that communication can be found below.

Note: This message is being shared with SLT and HR teams.

Dear Colleague,

As you know, our Annual Meeting of Shareholders is taking place on May 18.

As USFD shareholders, you and members of your team may receive multiple emails or mailings of proxy materials including proxy cards and voting instructions from both US Foods and Sachem Head over the coming weeks.

The WHITE proxy card has been sent out by the Board of Directors of the Company and allows shareholders to vote for 10 current US Foods directors who are standing for election. The gold card has been sent out by activist investor Sachem Head and contains 5 Sachem Head’s nominees and only five of the 10 current US Foods directors standing for election.  Our Board does not endorse any of Sachem Head’s nominees and recommends you vote for all 10 US Foods directors using only the WHITE card.

Please use the attached Q&A to address any questions you or your teams may have about the voting process.

Regards,

Kristin Coleman

EVP, General Counsel and Chief Compliance Officer

Voting Q&A for Employees

Why am I receiving multiple proxy cards and what is the difference between the white card and the gold card?

You may receive multiple emails or mailings of proxy materials including proxy cards and voting instructions from both US Foods and Sachem Head over the coming weeks. In order to collect as many votes as possible, each side will continue to send materials to shareholders until the meeting.

The WHITE proxy card has been sent out by the Board of Directors of the Company and allows shareholders to vote for 10 current US Foods directors who are standing for election. The gold card has been sent out by activist investor Sachem Head and contains 5 Sachem Head’s nominees and only five of the 10 current US Foods directors standing for election. Our Board does not endorse any of Sachem Head’s nominees and recommends you vote for all 10 US Foods directors using only the WHITE card.

Do I need to vote using both proxy cards (gold and WHITE) or every card I receive?

No. If you would like to vote for the 10 US Foods directors, you only need to vote the WHITE card and you can disregard any materials provided by Sachem Head.

If you voted using a gold proxy card but want to vote for all 10 US Foods directors, you will need to change your vote by using the WHITE card to vote for the 10 US Foods directors. As long as your vote using the WHITE card is the latest dated card or vote submitted by you, that vote will be counted. If you need assistance in doing so, please contact Okapi Partners, the Company’s proxy solicitor, for assistance: Christian Darmanin – 917-484-4404 / cdarmanin@okapipartners.com.

Will my shares be voted for the US Foods directors automatically if I don’t return a proxy card?

Your vote will not be counted unless you take action before 11:59 pm CT on May 17, 2022. The WHITE proxy card contains instructions on how to vote by phone, over the Internet or by signing, dating and returning the physical card. If you sign and return the WHITE proxy card but do not provide voting instructions on any matter, your shares will be voted in accordance with our Board’s recommendations, including for the 10 US Foods directors.

Where do I find additional information about how to vote my shares?

Information to vote your shares will be arriving either electronically or physically in the mail. You may vote your shares by mail by completing, signing, dating, and returning the WHITE proxy card. To vote over the Internet or by telephone, you should refer to the WHITE proxy card for instructions and use your control number, which is included on your proxy card. Detailed information on voting procedures can also be found in the US Foods 2022 Proxy Statement.

If you held shares of US Foods Holding Corp. common stock through Fidelity Investment on March 21, 2022, you may have received an email from Fidelity.Investments.email@shareholderdocs.fidelity.com with instructions on how to vote your shares. For help with any shares held through Fidelity, please call Fidelity at 800-343-3548.

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The deadline to vote (or to submit a new voting card to change your earlier vote) by telephone or electronically is 11:59 p.m. Central Time on May 17, 2022. If you have any questions about voting your shares, please contact Okapi Partners, the Company’s proxy solicitor, for more information: Christian Darmanin – 917-484-4404 / cdarmanin@okapipartners.com